AllianceBernstein Large Cap Growth Fund, Inc.

Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on March 24, 2010, the Audit Committee approved the dismissal of KPMG LLP (KPMG) as independent accountants to audit the Registrants financial statements for the fiscal year ending July 31, 2010. KPMGs reports on the Registrants financial statements as of and for the fiscal years ended July 31, 2009 and 2008 did not include any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrants two most recent fiscal years and the subsequent period through March 24, 2010, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in paragraph (v) of Item 304(a)(1) of Regulation S-K. On May 5, 2010, Ernst & Young LLP (E&Y) was selected as the Registrants independent registered public accounting firm for the 2010 fiscal year. A majority of the Registrants Board of Directors, including a majority of the Independent Directors, approved the appointment of E&Y. The Registrant requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments. A copy of such letter, dated September 24, 2010, is filed as Exhibit A to this Item 77K.




Exhibit A to Exhibit 77K
September  24, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for AllianceBernstein Large Cap Growth Fund, Inc. (the Registrant) and, under the date of September 25, 2009, we reported on the financial statements of the Registrant as of and for the year ended July 31, 2009. On April 14, 2010, we were dismissed. We have read the Registrants statements included under Item 77K of Form N-SAR dated September 24, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrants statements that the Audit Committee approved the dismissal of KPMG LLP as independent accountants on March 24, 2010, and that on May 5, 2010, Ernst & Young LLP (E&Y) was selected as the Registrants independent registered public accounting firm for the 2010 fiscal year and that a majority of the Registrants Board of Directors, including a majority of the Independent Directors, approved the appointment of E&Y.
Very truly yours,

 KPMG LLP